Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement No. 333-219196 on Form S-3 of our report dated February 27, 2017 (November 6, 2017 as to the effects of the segment change as described in Note 3), relating to the consolidated financial statements of Summit Midstream Partners, LP and subsidiaries (the “Partnership”), appearing in the Current Report on Form 8-K dated November 6, 2017 of Summit Midstream Partners, LP, and our report dated February 27, 2017, relating to the effectiveness of the Partnership’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Summit Midstream Partners, LP for the year ended December 31, 2016, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Atlanta, Georgia

November 6, 2017